Exhibit 10.56
CON-WAY INC.
VALUE MANAGEMENT PLAN
(2008 Amendment and Restatement)
TABLE OF CONTENTS

1.	Purpose; Effective Date; Administration	1
2.	Definitions	3
3.	Eligibility	5
4.	Vesting	6
5.	Amount of Award Payout	7
6.	Payment of Award	7
7.	Special Award Cycles	8
8.	Amendment; Termination	9
	Appendix A – Illustrative Examples	10
1. Purpose; Effective Date; Administration.
The Board of Directors of Con-way Inc. (the “Company”) adopted the Con-way Inc. 1997 Equity and Incentive Plan (the “EIP”) on January 27, 1997 and has amended the EIP from time to time. Section 6(b)(vi) of the EIP authorizes the Committee to grant Awards to Grantees in the form of Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the EIP. The Committee has adopted this Con-way Inc. Value Management Plan (the “VMP”) pursuant to the EIP to implement the grant of such Other Cash-Based Awards. The VMP is subject to all of the applicable terms and provisions of the EIP, as amended from time to time, including without limitation (i) Section 3 (Administration), (ii) Section 4 (Eligibility), (iii) Section 6(b)(vi) (Other Cash-Based Awards), (iv) Section 7 (Change in Control Provisions), (v) Section 8 (Claims Procedures), and (vi) Section 9 (General Provisions). Capitalized terms used in the VMP that are not defined in the VMP are defined in the EIP.
The VMP was originally effective December 1, 1999. This 2008 Amendment and Restatement of the VMP amends the VMP for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and to make other clarifying administrative changes and is effective with respect to Award Cycles ending after December 1, 2005 except that:
(a)	the third paragraph of Section 3 and changes made to the definition of Beginning Base Salary shall instead apply to Award Cycles beginning on or after January 1, 2005;

(b)	changes made by this 2008 Amendment and Restatement shall not serve to increase an Award Payout to any “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code with respect to any Award Cycle beginning before January 1, 2006; and

(c)	Awards that vested prior to December 1, 2005 shall be subject to the terms of the VMP as in effect immediately prior to the 2006 Amendment and Restatement.

2. Definitions.
For purposes of the VMP, the following terms shall be defined as set forth below:
“Absolute Performance Matrix” means a table consisting of two axes, one axis showing Cumulative EBITDA for the applicable Business Unit for an Award Cycle, and the second axis showing Average ROCE for the applicable Business Unit. No Absolute Performance Payout will be made for performance below the minimum Cumulative EDITDA or the minimum Average ROCE shown on the Absolute Performance Matrix. Each Absolute Performance Matrix shall have a point beyond which no additional Absolute Performance Payout will be made (with the maximum payout pursuant to each Absolute Performance Matrix being 200% of a Participant’s Absolute Performance Target Award). The intersection points on the Absolute Performance Matrix shall be expressed as percentages. An illustrative example of an Absolute Performance Matrix is shown in Appendix A annexed hereto.
“Absolute Performance Payout” means the product of (i) a Participant’s Absolute Performance Target Award and (ii) the Absolute Performance Payout Percentage.
“Absolute Performance Payout Percentage” means a percentage indicated on the Absolute Performance Matrix for an Award Cycle which reflects the actual Cumulative EBITDA and Average ROCE of the applicable Business Unit for such Award Cycle. For purposes of determining a Participant’s Absolute Performance Payout Percentage, straight-line interpolation shall be utilized to the extent necessary to reflect results that fall between the percentages indicated on the Absolute Performance Matrix.
“Absolute Performance Target Award” means the product, rounded to the nearest whole Dollar, of (i) a Participant’s Total Target Award and (ii) the fraction 2/3.
“Affiliate” is defined in Section 2 of the EIP.
“Average ROCE” means, with respect to a Business Unit for an Award Cycle, the arithmetic average of Return on Capital Employed of such Business Unit as determined for each year of the Award Cycle.
“Award Cycle” means a period of three consecutive calendar years except in the case of a special Award Cycle provided in Section 7. Each Award Cycle shall be identified by its first calendar year. For example, the 2006 Award Cycle runs from January 1, 2006 to December 31, 2008.
“Award Opportunity” means a percentage of a Participant’s Beginning Base Salary, which percentage shall be established by the Committee in its discretion, subject to adjustment by reason of any promotion occurring during the first ninety (90) days of an Award Cycle.
“Award Payout” means, for any Award Cycle, the cash award that a Participant is eligible to receive under the VMP for that Award Cycle.
“Beginning Base Salary” means a Participant’s annual base salary as in effect at the beginning of an Award Cycle, subject to any adjustment made to such Participant’s annual base salary in connection with the annual review and adjustment of executive salaries generally and in connection with any promotion, provided in each case that such adjustment occurs during the first ninety (90) days of the Award Cycle.
“Business Unit” is defined in Section 3 of the VMP for purposes of the VMP. “Business Unit” Is also defined in Section 2 of the EIP, but that definition does not apply to the VMP (except indirectly for purposes of the definition of Change in Control).
“Capital Employed” means, with respect to a Business Unit for each year during an Award Cycle, a twelve-month average, determined as of the end of such year, of total assets minus current liabilities, plus short-term debt and current maturities of long-term debt.
“Change in Control” is defined in Section 2 of the EIP.
“Cumulative EBITDA” means the sum of the EBITDA of the applicable Business Unit for each year in the Award Cycle.
“DJTA Companies” means, for any Award Cycle, companies (other than the Company) that were included in the Dow Jones Transportation Average for the entirety of such Award Cycle.
“EBITDA” means, with respect to any year in an Award Cycle, the applicable Business Unit’s earnings before interest, taxes, depreciation and amortization, calculated in accordance with GAAP.
“EIP” means the Con-way Inc. 2006 Equity and Incentive Plan, as amended from time to time, or any successor plan.
“GAAP” means United States generally accepted accounting principles.
“Participant” means an employee designated by the Committee pursuant to Section 3 of the VMP. The Participants are also Grantees, as that term is defined in Section 2 of the EIP.
“Relative Performance Target Award” means the product, rounded to the nearest whole Dollar, of (i) a Participant’s Total Target Award and (ii) the fraction 1/3.
“Relative Performance Payout” means the product of (i) a Participant’s Relative Performance Target Award and (ii) the Relative Performance Payout Percentage.
“Relative Performance Payout Percentage” means a percentage indicated on the Relative Performance Table for an Award Cycle, which reflects the Company’s percentile ranking in TSR for such Award Cycle against the DJTA Companies. For purposes of determining a Participant’s Relative Performance Payout Percentage, straight-line interpolation shall be utilized to the extent necessary to reflect results that fall between the percentile rankings indicated on the Relative Performance Table.
“Relative Performance Table” means a table determined by the Committee for an Award Cycle, pursuant to which the TSR of the Company for such Award Cycle shall be percentile ranked against the TSR of the DJTA Companies for such Award Cycle. Each Relative Performance Table shall have a point at and below which no Relative

Performance Payout shall be made and a point beyond which no additional Relative Performance Payout shall be made (the maximum payout pursuant to each Relative Performance Table shall be 200% of a Participant’s Relative Performance Target Award). An illustrative example of a Relative Performance Table is shown in Appendix A attached hereto.
“Return on Capital Employed” means, with respect to a Business Unit for each year of an Award Cycle, income before income taxes and interest expense of such Business Unit for such year, divided by Capital Employed of such Business Unit for such year.
“Subsidiary” is defined in Section 2 of the EIP.
“Total Shareholder Return” or “TSR” for any company means the percentage (expressed as a decimal) obtained by dividing (i) the sum of (A) the appreciation in the value of a share of common stock of such company during an Award Cycle, as measured by the difference between the market price of such share of stock at the beginning and end dates of such Award Cycle, plus (B) the dividends payable on such share of common stock during such Award Cycle, divided by (ii) the market price of such share of stock at the beginning date of such Award Cycle. For purposes of determining “Total Shareholder Return,” (iii) the term “market price” shall mean the average closing price of such share of stock for the 60 trading days immediately preceding the applicable date, and (iv) appropriate adjustments shall be made to reflect stock splits, reverse stock splits, spinoffs, recapitalizations and other similar transactions to the extent that they materially alter the equity value of a share of common stock.
“Total Target Award” means, with respect to a Participant for an Award Cycle, such Participant’s Beginning Base Salary multiplied by such Participant’s Award Opportunity.
3. Eligibility.
The Committee shall designate the employees eligible to participate in an Award Cycle (“Participants”), pursuant to Section 4 of the EIP. A Participant must be an employee of the Company or one of its Subsidiaries or Affiliates as designated by the Committee, and must be designated as eligible as of the beginning of each Award Cycle, except as otherwise provided in the last paragraph of this Section 3. The Company shall maintain in its records a list of Participants for each Award Cycle.
The Committee shall also designate, for each Participant during each Award Cycle, whether such Participant’s Absolute Performance Payout is to be based upon the performance of (i) the Company, (ii) a Subsidiary, (iii) a business unit or division of the Company or a Subsidiary, or (iv) a combination of the foregoing. Any entity upon whose performance an Absolute Performance Payout is based, in whole or in part, whether such entity is the Company, a Subsidiary, or a business unit or division of the Company or a Subsidiary, is referred to herein as a “Business Unit.” The terms and conditions applicable to awards made to Participants for an Award Cycle need not be identical.
Unless the Committee otherwise determines, if a Participant transfers from one Business Unit to another during an Award Cycle, the Participant’s Absolute Performance Payout shall be prorated based on the performance of each Business Unit, based on the amount of time the Participant was working for each Business Unit. A transfer shall be considered to occur on the first day of the month following the month in which the transfer is effective in the Company’s payroll records. For example, assume a Participant starts out in Business Unit A, and the Committee provides that the Participant’s Absolute Performance Payout shall be determined 60% on the performance of Business Unit A and 40% on the performance of the Company. At the end of the first year of the Award Cycle, the Participant transfers from the payroll of Business Unit A to the payroll of Business Unit B and remains on the payroll of Business Unit B until the end of the Award Cycle. The Participant’s Absolute Performance Payout for the entire Award Cycle, based 60% on the performance of Business Unit A and 40% on the performance of the Company, would be $3,000. The Participant’s Absolute Performance Payout for the entire Award Cycle, based 60% on the performance of Business Unit B and 40% on the performance of the Company, would be $6,000. The Participant’s Absolute Performance Payout for the entire Award Cycle is $5,000 (one third of $3,000 plus two thirds of $6,000).
If an employee first becomes eligible within the first ninety (90) days of an Award Cycle (because hired or promoted), the employee may be designated as eligible to participate in that Award Cycle as of the first day of the month following the month in which the employee is hired or promoted (determined in accordance with payroll records). The Participant’s Absolute Performance Payout and Relative Performance Payout shall be based on the prorated performance of the Business Unit to which the Participant is assigned (in the case of the Absolute Performance Payout) and of the Company (in the case of the Relative Performance Payout). For example, an employee hired on the first March 15 of an Award Cycle may participate as of April 1. If the Participant is still employed at the end of the Award Cycle, the Participant’s Absolute Performance Payout and Relative Performance Payout will be what it would have been if the Participant had participated for the full Award Cycle times 33/36.
4. Vesting.
A Participant shall become vested in his or her right to receive an Award Payout if the Participant is continuously employed by the Company or one of its Business Units until the end of the applicable Award Cycle or until the occurrence of one of the events described below. A Participant who ceases to be so continuously employed before the last day of an Award Cycle shall forfeit his or her right to receive an Award Payout unless the departure coincides with one of the following (in which case the Participant’s right to receive an Award Payout shall vest):
(a)	The Participant’s death.

(b)	The Participant’s total disability as defined in the Company’s Long Term Disability Plan or a successor to that plan.
In addition, a Participant’s right to receive an Award Payout shall vest upon the occurrence of a Change in Control.
Award Payouts that vest pursuant to this Section 4 shall be payable as provided in Section 6; provided, however, that, if a Participant’s employment is terminated for cause, or cause is found to exist after termination of employment, no further vesting shall take place, any unpaid Award Payments shall be forfeited, whether or not previously vested, and no payment shall be made. In case of doubt, the Committee shall determine whether or not cause exists, in its sole discretion, using whatever standard it deems appropriate.
5. Amount of Award Payout.
Subject to Section 6(c) and the other terms and provisions of the VMP, a Participant shall be eligible to receive an Award Payout, payable as provided in Section 6, in an amount equal to the sum of such Participant’s (i) Absolute Performance Payout and (ii) Relative Performance Payout.
(a)	Establishment of Total Target Award. Not later than ninety (90) days following the commencement of an Award Cycle, the Committee shall establish an Award Opportunity with respect to each Participant who is participating in such Award Cycle.

(b)	Absolute Performance Component. Not later than ninety (90) days following the commencement of an Award Cycle, the Committee shall establish the Absolute Performance Matrix for each Business Unit for that Award Cycle. The Committee may assign to a Business Unit the Absolute Performance Matrix of another Business Unit or a blend of the Absolute Performance Matrices of two or more Business Units. As soon as practicable following the end of an Award Cycle, the Committee shall certify the Absolute Performance Payout Percentage for each Business Unit for such Award Cycle.

(c)	Relative Performance Component. Not later than ninety (90) days following the commencement of an Award Cycle, the Committee shall establish the Relative Performance Table. As soon as practicable following the end of an Award Cycle, the Committee shall certify the Relative Performance Payout Percentage for such Award Cycle.
6. Payment of Award.
(a)	Normal Payment. Except as otherwise provided in Section 6(b), the Company shall pay a Participant’s award for an Award Cycle to the Participant in a lump sum of cash within sixty (60) days after the end of such Award Cycle, unless the Participant has made a valid election to defer payment under the Con-way Inc. Deferred Compensation Plan for Executives and Key Employees or the 2005 Con-way Inc. Deferred Compensation Plan for Executives and Key Employees.

(b)	Payments Upon Early Vesting. In the event that, pursuant to Section 4, a Participant shall become vested in his or her right to receive an Award Payout prior to the end of an Award Cycle, then (i) the Award Cycle applicable to such Participant shall be deemed to have ended (A) in the case of a Change in Control, as of the end of the month immediately preceding such Change in Control and (B) in all other cases, as of the end of the calendar year in which such vesting occurs, (ii) the Award Payout shall be determined pursuant to Section 5 based upon the actual performance of the applicable Business Unit(s) and the Company for such Award Cycle, and (iii) such Award Payout shall be paid to such Participant within sixty (60) days after the end (or deemed end) of such Award Cycle or, in the event of a Participant’s death, as provided in the next paragraph.

In the event of a Participant’s death, the Award Payout payable to the Participant for an Award Cycle shall be paid to the Participant’s Beneficiary. “Beneficiary” means the person or persons designated by the Participant pursuant to a beneficiary designation form properly completed and delivered to the Corporate Secretary. If no such beneficiary designation form is in effect, then the Beneficiary shall be the Participant’s estate. Payment to the Beneficiary shall be made within sixty (60) days after the end (or deemed end) of the applicable Award Cycle.
(c)	Adjustments. In the event that the Committee determines (i) that the Award Payout payable to one or more Participants for an Award Cycle has been materially affected as a result of events or circumstances that were unanticipated at the beginning of the Award Cycle and/or extraordinary in nature and (ii) that the goals of the VMP would be frustrated if adjustments were not made to such Award Payouts, then the Committee, in its sole discretion, may make such adjustments to such Award Payouts as it deems appropriate, which adjustments may have the effect of increasing or decreasing the amount of the Award Payouts otherwise payable pursuant to the VMP (subject to the prohibition of increases with respect to Covered Employees imposed by Section 13 of the EIP).

(d)	Clawback Provision. In the event that the financial statements of the Company or a Business Unit are restated following the payment of an Award and that restatement would have changed the Award payment amount, the following repayment terms apply to those officers who were required to comply with Section 16 of the Securities Exchange Act of 1934 at the time the payment was made:
(i)	In the event a financial statement restatement is required within one year following a payment as a result of errors or omissions, executives will be required to repay any amounts that are deemed to have been overpaid based on that restatement.

(ii)	In the event a financial statement restatement is required at any time as a result of fraudulent activities, executives will be required to repay any amounts that are deemed to have been overpaid based on that restatement for an unlimited period of time.
7. Special Award Cycles.
Notwithstanding any provision thereof to the contrary, the Committee may elect at any time and from time to time to designate employees to participate in special Award Cycles, which may be periods of one, two or three years. All designations and determinations required under the VMP with respect to such special Award Cycles (including, without limitation, those under Sections 3 and 5) shall be made prior to or within ninety (90) days after the commencement of the special Award Cycle.

8. Amendment; Termination.
(a)	Amendment. The Committee may amend the VMP at any time by notice to the Participants, except that no amendment shall reduce the Award determined for an Award Cycle that has ended before the date of the amendment.

(b)	Termination. The VMP will automatically terminate when the EIP terminates, and the Committee may terminate the VMP at any earlier time. Notwithstanding the termination of the VMP, the Award Payouts for each Award Cycle then in progress shall be calculated, and be payable, following the completion of each such Award Cycle, in accordance with the provisions of Sections 5 and 6.

Con-way Inc.

By:
Jennifer W. Pileggi
Senior Vice President, General Counsel and Secretary 2008 Amended and Restated Value Management Plan Executed: December 1, 2008

APPENDIX A
Illustrative example of Absolute Performance Matrix. In this example, the vertical axis represents Cumulative EBITDA targets ($millions), and the horizontal axis represents Average ROCE targets. Performance ranges, axis values and the award percentages may vary from this example.

$1,750	100%	125%	135%	140%	145%	150%	155%	160%	165%	175%	185%	200%

$1,700	85%	110%	120%	125%	130%	135%	140%	145%	150%	160%	170%	185%

$1,650	75%	100%	110%	115%	120%	125%	130%	140%	145%	150%	160%	175%

$1,600	65%	90%	100%	105%	110%	115%	120%	130%	135%	145%	150%	165%

$1,550	60%	85%	95%	100%	105%	110%	115%	120%	130%	140%	145%	160%

$1,500	55%	80%	90%	95%	100%	105%	110%	115%	120%	130%	140%	155%

$1,450	50%	75%	85%	90%	95%	100%	105%	110%	115%	125%	135%	150%

$1,400	45%	70%	80%	85%	90%	95%	100%	105%	110%	120%	130%	145%

$1,350	40%	65%	75%	80%	85%	90%	95%	100%	105%	115%	125%	140%

$1,300	35%	60%	70%	75%	80%	85%	90%	95%	100%	110%	120%	135%

$1,250	25%	50%	60%	65%	70%	75%	80%	85%	90%	100%	110%	125%

$1,200	0%	25%	35%	40%	45%	50%	55%	60%	65%	75%	85%	100%

—	8%	9%	10%	11%	12%	13%	14%	15%	16%	17%	18%	19%

Illustrative example of Relative Performance Table. Performance levels and the award percentages may vary from this example.

Company TSR Rank	Relative Performance
Against DJTA Companies	Payout Percentage
85th + Percentile	200%
75th Percentile	150%
50th Percentile	100%
40th Percentile	50%
< 30th Percentile	0%